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                                                                    EXHIBIT 99.3

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                            (S)    Chapter 11
                                  (S)
GREATE BAY CASINO CORPORATION     (S)    Case Nos.  01-11729 (PJW) through
PPI CORPORATION                   (S)               01-11732 (PJW)
PCPI FUNDING CORP.                (S)
PPI FUNDING CORP.                 (S)    Administratively Consolidated Under
                                  (S)    Case No. 01-11729 (PJW)
                                  (S)

                   NOTICE TO STOCKHOLDERS OF GREATE BAY CASINO
                CORPORATION REGARDING THE DEBTORS' FIRST AMENDED
                         JOINT PLAN DATED MARCH 20, 2002
                         -------------------------------

     As you should be aware, Greate Bay Casino Corporation ("GBCC"), PPI Corporation ("PPI"), PCPI Funding Corp. ("PCPI Funding") and PPI Funding Corp. ("PPI Funding"), the four above-referenced Debtors-in-Possession (collectively, the "Debtors") are currently the subject of Chapter 11 bankruptcy proceedings pending in the United States Bankruptcy Court for the District of Delaware. The Debtors have proposed the Debtors' First Amended Joint Plan Dated March 20, 2002 (the "Plan"), and the Bankruptcy Court has authorized the Debtors to solicit acceptances or rejections of the Plan from holders of claims and equity interests. Because the Debtors have insufficient assets to provide any distribution to the stockholders of GBCC, you are deemed to have rejected the Plan and are not being asked to vote on it.

     The Plan contemplates (a) a preconfirmation sale by PPI of all of the issued and outstanding capital stock of Advanced Casino Systems Corporation ("ACSC"), which is a non-Debtor subsidiary of PPI, to an entity known as ACSC Acquisitions, Inc., a wholly owned subsidiary of Bally Gaming, Inc., for the sum of $14.6 million, subject to certain purchase price adjustments (the "Sale Proceeds"); (b) the satisfaction of certain liabilities of the Debtors from the Sale Proceeds and from the other residual assets of the Debtors and (c) the cessation of existence of the Debtors. More specifically, the Plan provides that the Debtors' largest creditor, HWCC-Holdings, Inc., will receive certain cash on hand of PPI and the Sale Proceeds. HWCC-Holdings, Inc. has agreed to subordinate a portion of its claims to the disputed claim of Las Vegas Sands, Inc. if such claim is ultimately allowed by the Court. Administrative claimants, tax claimants, and other unsecured claimants will be paid from cash on hand of GBCC, PPI, PCPI Funding and PPI Funding.

     Because unsecured creditors (i.e., the claims of HWCC-Holdings, Inc.) are not being paid in full, the priority scheme of the Bankruptcy Code provides that stockholders may not receive a distribution on account of their equity interests in GBCC. Moreover, all stock of GBCC will be canceled under the Plan.
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     The Bankruptcy Court has scheduled a hearing on confirmation of the Plan to commence on May 2, 2002 at 9:30 a.m., prevailing Eastern time, or as soon thereafter as counsel can be heard, before the Honorable Chief Judge Peter J. Walsh, in Courtroom No. 2, 824 Market Street, 6th Floor,

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Wilmington, Delaware. Objections to confirmation of the Plan must be in writing, must state with particularity the grounds for objection, and must be (a) filed with the Bankruptcy Court; (b) served upon all parties listed upon the Rule 2002 Service List available from the Bankruptcy Court and (c) served upon Stacey Jernigan, Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, Fax: 214.200.0486, with a copy to Greate Bay Casino Corporation, Attn:
John Hull, CEO, Two Galleria Tower, 13455 Noel Rd., Suite 2200, Dallas, TX
75240, Fax: 972.716.3896, so that such objections are filed and received by such persons on or before 4:00 p.m., prevailing Eastern time on April 22, 2002. All objections must also be mailed to all parties listed on the Rule 2002 Service List by such date. Copies of the Rule 2002 Service List may be obtained from the Clerk of Bankruptcy Court. The Confirmation Hearing may be adjourned from time to time without further notice to creditors or parties in interest other than by announcement in the Bankruptcy Court of such adjournment on the date scheduled for Confirmation Hearing.

     Pursuant to an order of the Bankruptcy Court, the Debtors will not provide you with a copy of the Plan or the Debtors' First Amended Joint Disclosure Statement Under 11 U.S.C. (S) 1125, Dated March 20, 2002, in Support of the Plan (the "Disclosure Statement") unless you request a copy in writing. Please direct your requests for copies to:

                                 Stacey Jernigan
                            Haynes and Boone, L.L.P.
                           901 Main Street, Suite 3100
                            Dallas, Texas 75201-3714
                            Facsimile: 214-200-0486

You may also access the Plan and Disclosure Statement in the EDGAR database of the Securities and Exchange Commission which is accessible at www.sec.gov and
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through a number of investment services on the Internet.

     Any questions regarding this notice should be directed to one of the following attorneys with Haynes and Boone, L.L.P., attorneys for the Debtors:

Stacey Jernigan     214-651-5516
Robert Albergotti   214-651-5613

     NOTICE: IF YOU HOLD EQUITY SECURITIES OF GBCC AS NOMINEE OR FOR THE BENEFIT OF ANOTHER PARTY, YOU ARE DIRECTED TO DELIVER A COPY OF THIS NOTICE TO ALL BENEFICIAL HOLDERS OF SUCH EQUITY SECURITIES REGISTERED UNDER YOUR NAME.

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